EXHIBIT 99.1

eLINEAR SOLUTIONS ANNOUNCES FIRST QUARTER REVENUE OF $6.5 MILLION AND A 50% INCREASE IN GROSS PROFIT

HOUSTON, TEXAS--(BUSINESS WIRE)—July 18, 2006--eLinear, Inc. (AMEX: ELU) announced today its financial results for the first quarter ended March 31, 2006. Revenue for the first quarter ended March 31, 2006 was $6.5 million, an increase of 18.4% compared to revenue of $5.5 million for the first quarter of 2005. Gross profit was $1,367,979, an increase of 50% compared to $912,518 for the first quarter of 2005. Gross margin in the first quarter of 2006 was nearly 21%, a significant improvement over the 17% earned in the first quarter of 2005 and the 11% earned in the first quarter of 2004. The net loss for the quarter was $1,108,375, a 39% reduction from the loss of $1,802,954 realized in the same period of 2005.

Tommy Allen, CEO of eLinear, stated, "In spite of the challenges we have faced in relation to restating our financial results dating back to 2004, our first quarter in 2006 was in line with what we expected. Our revenues grew steadily while our margins showed even better improvement. Achieving 21% gross profit margins is proof that eLinear has successfully made the transition from a value added reseller to a comprehensive solutions integrator. We believe this accomplishment should reward shareholders as average market valuations for integrated solutions providers are higher than where eLinear is valued today. As we have trimmed costs to better align our company with the market environment, our losses have narrowed and management remains confident and excited about our goal of reaching operating profitability during 2006."

Mike Hardy, CFO of eLinear, added, “As of this filing today, eLinear is now current with all the filings required of the company by the American Stock Exchange per the Amex Company Guide. We have worked diligently to maintain our listing status with the American Stock Exchange and our hope is that with today’s filing, we have fulfilled all that is required for eLinear to regain compliance.”

Results of Operations for the First Quarter March 31, 2006 and 2005

	2006	2005
Revenue	$6,526,417	$5,512,275
Cost of revenue	5,158,438	4,599,757
Gross profit	1,367,979	912,518
Selling, general and administrative expenses	2,412,658	3,983,155
Depreciation and amortization	84,264	133,051
Loss from operations	(1,128,943)	(3,203,688)
Other income (expense)	20,569	1,400,734
Net loss	$(1,108,375)	$(1,802,954)

Net loss per share - basic and diluted	$(0.04)	$(0.08)

About eLinear, Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company's customers are Fortune 2000 and small to medium sized business organizations. eLinear's services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint (based in Dubai) and has its headquarters in Houston, Texas. For more information, see http://www.elinear.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company's ability to realize the projected revenues from the newly announced project orders and the future strength of the company's business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear please visit www.elinear.com or www.sec.gov. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

Contact:
Mirador Consulting, Inc.
Frank Benedetto, 877-MIRADOR
Fax: 561-989-0069
fb@miradorconsulting.com
or
eLinear Solutions, Houston
Phillip M. Hardy, 713-896-0500
investorrelations@elinear.com